FOR IMMEDIATE RELEASE

For further information,
Contact:	Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

Lydia Botham
651-481-2123
lrbotham@landolakes.com
Land O’Lakes and CHS complete
crop nutrients and crop protection products transaction
     Inver Grove Heights, Minn. (September 4, 2007) ...CHS Inc. and Land O’Lakes, Inc. today announced they have completed the repositioning of two of their Agriliance LLC joint venture businesses. The Agriliance crop protection products business has been transferred to Land O’Lakes and the Agriliance wholesale crop nutrients business has been transferred to CHS. Additional details of the transaction will be disclosed in separate 8-K filings by each parent company later today.
     Land O’Lakes President and CEO Chris Policinski and CHS President and CEO John Johnson said repositioning the businesses is a sound strategic step for both companies and their customers.
     “This repositioning is consistent with our objective of maintaining the most effective farmer-owned presence possible in the crop inputs industry. By aligning each business segment with the core competencies and strengths of each parent company, we can intensify our focus in each of these key businesses, reduce costs and even more effectively supply valuable crop inputs to members and customers,” they said in a joint statement.
     Land O’Lakes said the crop protection products business, led by Rod Schroeder, will be housed in a wholly owned subsidiary, Winfield Solutions, LLC and will be closely aligned with the Land O’Lakes Seed division. The two businesses will leverage combined technical and marketing expertise in the implementation of a collaborative go-to-market strategy under a new WinField Solutions™ market identity.
     Among the anticipated changes are: expanded joint promotions, marketing and brand building efforts; coordinated service offerings; and new efficiencies through shared customer service and distribution activities. These efforts also are intended to enhance the cooperative system’s AgriSolutions crop protection product, Origin micronutrients and Croplan Genetics seed brands. The crop protection products operation also includes an extensive technology and education system.
     CHS will integrate the crop nutrients business, under the leadership of Cheryl Schmura, into its Ag Business segment, which also includes grain and local retail operations. It will provide local retailers and producers with a dependable supply of primary crop nutrients (nitrogen, phosphorus and potassium). Its supply network includes a deep-water port at Galveston, Texas, facilities at Memphis, Tenn., and 130 strategically located crop nutrients terminals. Under CHS ownership, the crop nutrients business will benefit from the company’s capabilities in logistics, distribution, risk management, and global trading.

     In July, the two companies announced they were in exclusive negotiations exploring the sale of The Agronomy Company of Canada, ProSource One and Agriliance retail locations in the southern U.S. to a group which includes certain members of the Agriliance management team and financial backers. Those negotiations continue.
About the companies
     CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives. A Fortune 500 company, CHS is owned by farmers, ranchers and cooperatives from the Great Lakes to the Pacific Northwest and from the Canadian border to Texas, along with thousands of preferred stockholders. CHS provides products and services ranging from crop nutrients to grain marketing to food processing to meet the needs of customers around the world. It also operates petroleum refineries/pipelines and, through a broad range of working partnerships, markets and distributes Cenex® brand energy products and renewable fuels, and livestock feed to rural America. CHS is listed on the NASDAQ at CHSCP.
     Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes is a Fortune 500 company which does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
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